                                                                     EXHIBIT 2.7


                            STOCK PURCHASE AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,
                                  KARIN GLASS,
                                 KENNETH GLASS,
                         KARIN GLASS & ASSOCIATES, INC.,
                                  INK UP, INC.

                                       and

                                    KGA, INC.




                                 March 18, 1999

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1 - DEFINITIONS......................................................................1
        Section 1.1   Definition of Certain Terms............................................1

ARTICLE 2 - PURCHASE AND SALE OF SHARES......................................................8
        Section 2.1   Purchase and Sale......................................................8
        Section 2.2   Purchase Price.........................................................8
        Section 2.3   Adjustment to Purchase Price...........................................8
        Section 2.4   Registration Rights...................................................10
        Section 2.5   Closing...............................................................10
        Section 2.6   Further Action........................................................10

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF TBA...........................................11
        Section 3.1   Organization and Qualification........................................11
        Section 3.2   Authority Relative to this Agreement..................................11
        Section 3.3   TBA Common Stock and TBA SEC Documents................................11
        Section 3.4   Certain Corporate Matters.............................................12
        Section 3.5   Broker's Fees.........................................................12
        Section 3.6   Absence of Certain Changes............................................12
        Section 3.7   No Reliance...........................................................12
        Section 3.8   No Actions Pending....................................................13
        Section 3.9   Investment Intent.....................................................13
        Section 3.10  Information...........................................................13
        Section 3.11  Sophistication of TBA.................................................13
        Section 3.12  Accredited Investor...................................................13
        Section 3.13  No Knowledge of Breach................................................13

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..............................13
        Section 4.1   Authorization, etc....................................................13
        Section 4.2   Organization, Status, Capitalization etc..............................14
        Section 4.3   No Conflicts, etc.  ..................................................15
        Section 4.4   Financial Statements..................................................15
        Section 4.5   Absence of Undisclosed Liabilities....................................15
        Section 4.6   Tax Returns and Audits................................................16
        Section 4.7   Absence of Changes. ..................................................17
        Section 4.8   Litigation............................................................19
        Section 4.9   Compliance with Laws; Governmental Approvals and Consents;
                      Governmental Contracts................................................19
        Section 4.10  Tangible Property.....................................................20
        Section 4.11  Contracts.............................................................20
        Section 4.12  Territorial Restrictions. ............................................22
        Section 4.13  Inventories. .........................................................22
        Section 4.14  Customers.............................................................22
        Section 4.15  Suppliers.............................................................22
        Section 4.16  Product Warranties....................................................23
        Section 4.17  Intellectual Property.................................................23

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                          Page
                                                                                          ----
        Section 4.18  Insurance. ...........................................................24
        Section 4.19  Real Property.........................................................25
        Section 4.20  Environmental Matters.................................................26
        Section 4.21  Employees, Labor Matters, etc.........................................27
        Section 4.22  Employee Benefit Plans and Related Matters............................28
        Section 4.23  No Guarantees.........................................................30
        Section 4.24  Records...............................................................30
        Section 4.25  Brokers, Finders, etc.................................................30
        Section 4.26  Receivables...........................................................30
        Section 4.27  Certain Business Relationships........................................31
        Section 4.28  Investment Representations............................................31
        Section 4.29  Limitation of Representations.........................................32

ARTICLE 5 - [INTENTIONALLY DELETED].........................................................32

ARTICLE 6 - ADDITIONAL AGREEMENTS...........................................................32
        Section 6.1   Expenses..............................................................33
        Section 6.2   Press Releases........................................................33
        Section 6.3   Employee Matters......................................................33
        Section 6.4   Tax Matters...........................................................33
        Section 6.5   Section 338(h)(10) Election...........................................34
        Section 6.6   Adjustments to Eliminate Debt and Transfer Inventory..................34
        Section 6.7   Glass Guaranties......................................................34
        Section 6.8   Lease Agreements......................................................34

ARTICLE 7 - CLOSING.........................................................................35
        Section 7.1   Closing Deliveries by TBA.............................................35
        Section 7.2   Closing Deliveries by the Shareholders................................35

ARTICLE 8 - INDEMNIFICATION; MISCELLANEOUS..................................................36
        Section 8.1   Indemnification.......................................................36
        Section 8.2   Survival of Representations and Warranties, etc.......................39
        Section 8.3   Severability..........................................................39
        Section 8.4   Notices...............................................................40
        Section 8.5   Miscellaneous.........................................................41

                                TABLE OF CONTENTS
                                   (Continued)



ANNEX I       List of TBA SEC Documents

EXHIBIT A     Form of Pledge Agreement
EXHIBIT B     Registration Rights Agreement
EXHIBIT C     Form of Employment Agreement
EXHIBIT D     Form of Rucker Realty Lease Agreement
EXHIBIT E     Form of The Glass Family Limited Partnership Lease Agreement

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated March 18, 1999, is by and among TBA Entertainment Corporation, a Delaware corporation ("TBA"), Karin Glass and Kenneth Glass, each individual residents of the State of Indiana and shareholders of the Acquired Companies (as defined below) (individually referred to as a "Shareholder" and collectively, the "Shareholders"), Karin Glass & Associates, Inc., an Indiana corporation ("KGA"), Ink Up, Inc., an Indiana corporation ("Ink"), and KGA, Inc., an Indiana corporation ("K Corp.") (KGA, Ink and K Corp. are sometimes referred to herein individually as an "Acquired Company" and collectively as the "Acquired Companies").


                              W I T N E S S E T H :

        WHEREAS, the Shareholders own all of the issued and outstanding equity stock (the "Shares") of the Acquired Companies;

        WHEREAS, TBA, the Acquired Companies and the Shareholders each desire for TBA to acquire (the "Acquisition") all of the Shares pursuant to the terms and conditions of this Agreement, as a result of which the Acquired Companies will become wholly-owned subsidiaries of TBA;

        NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        SECTION 1.1 DEFINITION OF CERTAIN TERMS. The terms defined in this
Section 1.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

        ACQUIRED COMPANY: any of KGA, Ink or K Corp., individually.

        ACQUIRED COMPANIES: KGA, Ink and K Corp., collectively.

        ACQUIRED COMPANY INDEMNITEES: as defined in Section 8.1(b).

        ACQUISITION: as defined in the recitals to this Agreement.

        AFFILIATE: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

        AGREEMENT: this Stock Purchase Agreement, including the Schedules and Exhibits hereto.

        APPLICABLE LAW: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        AVERAGE PRICE: the average of the closing sale prices of TBA Common Stock reported by The Nasdaq Stock Market for each of the five (5) consecutive trading days ending five (5) business days preceding the Closing Date.

        BUSINESS DAY: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Indianapolis, Indiana are authorized or required to close.

        CASH PORTION: as defined in Section 2.2(b).

        CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

        CLOSING: as defined in Section 2.5.

        CLOSING DATE: as defined in Section 2.5.

        CODE: the Internal Revenue Code of 1986, as amended.

        COMMON STOCK PORTION: as defined in Section 2.2(a).

        CONSENT: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

        CONTRACT: as defined in Section 4.11(a).

        DISPUTE: as defined in Section 2.3.

        EMPLOYEES: as defined in Section 4.22(a).

        EMPLOYMENT AGREEMENT: as defined in Section 7.1(c).

        ENVIRONMENTAL LAWS: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

        ENVIRONMENTAL LIABILITIES AND COSTS: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Acquired Companies, Real Property or Other Leases or any other real properties, assets, equipment or facilities, by the Shareholders, or any of their predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property or property subject to Other Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by the Acquired Companies, or any of their predecessors or Affiliates; and (iii) expenditures necessary to cause any Real Property or any aspect of the business of the Acquired Companies to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property and/or the business of the Acquired Companies.

        ENVIRONMENTAL PERMITS: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to the Acquired Companies necessary for the conduct of the Acquired Companies' business as currently conducted under any Environmental Law.

        ERISA: the Employee Retirement Income Security Act of 1974, as amended.

        FINANCIAL STATEMENTS: each of the financial statements provided by the Acquired Companies pursuant to Section 4.4.

        FINANCIAL STATEMENTS DATE: as defined in Section 4.4.

        GAAP: generally accepted accounting principles as in effect in the United States on the date of this Agreement, as may be modified or amended from time to time.

        GLASS GUARANTIES: as defined in Section 4.23.

        GOVERNMENT APPROVAL: any Consent of, with or to any Governmental Authority.

        GOVERNMENTAL AUTHORITY: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

        HAZARDOUS SUBSTANCES: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

        INDEMNIFICATION DISPUTE: as defined in Section 8.1(d).

        INDEMNIFIED PARTY: as defined in Section 8.1(d).

        INDEMNIFYING PARTY: as defined in Section 8.1(d).

        INK: Ink Up, Inc., an Indiana corporation.

        INTELLECTUAL PROPERTY: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

        INTELLECTUAL PROPERTY ASSETS: all Intellectual Property, including, but not limited to, all designs and art work developed for or by the Acquired Companies for their own use or for any client of the Acquired Companies, and all rights thereunder or in respect thereof, primarily relating to or used or held for use in connection with the business of the Acquired Companies, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof, and the right to use, and conduct business under, the names "Karin Glass & Associates," "KGA," "Ink Up" and "K Corp."

        INVENTORIES: all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies.

        IRS: the Internal Revenue Service.

        K CORP.: KGA, Inc. d/b/a K Corp., an Indiana corporation.

        KGA: Karin Glass & Associates, Inc., an Indiana corporation.

        KNOWLEDGE: an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) such individual should have been aware of such fact or other matter as a result of the receipt of information by such individual which indicates the existence of such fact or other matter. A person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        LEASED REAL PROPERTY: means all interests leased pursuant to the Leases.

        LEASES: means the real property leases, subleases, licenses and occupancy agreements pursuant to which any Acquired Company is the lessee, sublessee, licensee or occupant.

        LIEN: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

        LOSSES: as defined in Section 8.1(a).

        MATERIAL ADVERSE EFFECT: any event, occurrence, fact, condition, change or effect that (a) is materially adverse to the business, operations, prospects, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Acquired Companies taken as a whole and (b) materially impairs the ability of the Acquired Companies as a whole to conduct their business.

        NET PRETAX INCOME: Net income before provision is made for federal and state income taxes and any amortization or write-off of goodwill or other costs associated with the Acquisition, as calculated in accordance with GAAP, and pursuant to the provisions of Section 2.3.

        OTHER LEASES: the leases, subleases, licenses and occupancy agreements pursuant to which any Acquired Company is a lessor, sublessor or licensor of any part of the Real Property.

        OWNED INTELLECTUAL PROPERTY: as defined in Section 4.17(a).

        OWNED REAL PROPERTY: the real property owned by the Acquired Companies, together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto, or owned by the Acquired Companies and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing.

        PERMITTED LIENS: (i) Liens reserved against in the Financial Statements, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Acquired Companies' books in accordance with GAAP, or (iii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of any Acquired Company or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

        PERSON: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

        PLAN: as defined in Section 4.22(a).

        PLEDGE AGREEMENT: as defined in Section 2.3.

        PURCHASE PRICE: as defined in Section 2.2.

        PURCHASE PRICE ADJUSTMENT: as defined in Section 2.3.

        REAL PROPERTY: the Owned Real Property and the Leased Real Property.

        REAL PROPERTY LAWS: as defined in Section 4.19(f).

        RELATED PERSONS: as defined in Section 4.22(a).

        RELEASE: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

        REMAINING TBA STOCK: as defined in Section 2.3.

        REMEDIAL ACTION: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

        SEC: the United States Securities and Exchange Commission.

        SECURITIES ACT: the Securities Act of 1933, as amended.

        SECURITY: as defined in Section 4.28.

        SHARES: as defined in the recitals to this Agreement.

        SUBSIDIARIES: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

        TAX: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

        TAX RETURN: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        TBA: TBA Entertainment Corporation, a Delaware corporation.

        TBA COMMON STOCK: the common stock, par value $.001 per share, of TBA.

        TBA INDEMNITEES: as defined in Section 8.1(a).

        TBA SEC DOCUMENTS: as defined in Section 3.3.

        TREASURY REGULATIONS:  the regulations prescribed pursuant to the Code.

                                    ARTICLE 2

                           PURCHASE AND SALE OF SHARES

        SECTION 2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Shareholders hereby sell, assign, transfer and deliver to TBA, and TBA hereby purchases from the Shareholders the Shares, free and clear of any and all Liens.

        SECTION 2.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Shares shall be equal to Three Million Two Hundred Thousand Dollars ($3,200,000), subject to adjustment as provided in Section 2.3 hereof, and shall be paid or delivered to the Shareholders at the Closing as follows:

                (a) TBA shall issue and deliver to the Shareholders certificates registered in the Shareholders' names representing the number of fully-paid and nonassessable shares of TBA Common Stock equal to the dollar amount set forth opposite each such Shareholder's name on
        Schedule 2.2 divided by the Average Price (the "Common Stock Portion"). The total aggregate value of the Common Stock Portion shall equal Nine Hundred Thousand Dollars ($900,000). The Common Stock Portion shall be subject to the Pledge Agreement;

                (b) TBA shall deliver to the Shareholders by wire transfer of immediately available funds to one or more accounts designated in writing by the Shareholders to TBA prior to the Closing cash in an amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000) (the "Cash Portion"). The Cash Portion shall be allocated among the Shareholders as specified in Schedule 2.2; and

                (c) No fraction of a share of TBA Common Stock will be issued to the Shareholders but in lieu thereof the Shareholders will be paid an amount in cash equal to the product of (A) the number of fractional shares to which the Shareholders are otherwise entitled and
        (B) the Average Price. No interest shall be paid on such amount.

        SECTION 2.3 ADJUSTMENT TO PURCHASE PRICE. (a) The Purchase Price may be reduced based on the Net Pretax Income of the Acquired Companies for the twelve
(12) month periods ending December 31, 1999 and December 31, 2000, as such amounts are agreed to by TBA and the Shareholders or determined by arbitration in accordance with Section 2.3(c) (the "Purchase Price Adjustment"). In calculating the Net Pretax Income of the Acquired Companies for purposes of this Agreement, if TBA charges its other Subsidiaries for overhead costs, TBA may charge the Acquired Companies an overhead fee consistent with charges to other TBA Subsidiaries not to exceed two percent (2%) of gross revenue, but no other corporate fees or expenses of any kind shall be charged by TBA or any of its Affiliates to the Acquired Companies for the purposes of calculating Net Pretax Income. In addition, the parties agree that certain administrative and operating personnel will be hired by the Acquired Companies to assist in the operations of the Acquired Companies with total costs associated with such employees, including salary, bonus, all benefits and any other compensation of any kind, not to differ materially from such costs and expenses reflected in the budgets prepared by TBA and the Shareholders, unless otherwise mutually agreed by TBA and the Shareholders. In the event that the aggregate Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 1999, is less than $650,000 ("1999 Target Earnings") or the aggregate Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 2000 is less than $750,000 ("2000 Target Earnings"), subject to the limitations and adjustments hereinafter set forth, the Purchase Price shall be reduced by, and the Shareholders shall pay to TBA (in accordance with the provisions of the Section 2.3), the cumulative amount calculated as follows:

        1. 1999 Target Earnings less the actual aggregate Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 1999 multiplied by five (5) multiplied by sixty five percent (65%); and

        2. 2000 Target Earnings less the actual aggregate Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 2000 multiplied by five (5) multiplied by thirty five percent (35%).

                (b) The aggregate Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 1999 shall be calculated as if the Closing Date was January 1, 1999. In addition, for purposes of the calculations set forth in 1. and 2. above, (i) the excess, if any, of the Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 1999 over the 1999 Target Earnings shall be carried forward and may be used as a credit against the excess, if any, of the 2000 Target Earnings over the Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 2000, and (ii) the excess, if any, of the Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 2000 over the 2000 Target Earnings (the "2000 Excess") shall be carried back and may be used as a credit against the excess, if any, of the 1999 Target Earnings over the Net Pretax Income of the Acquired Companies for the twelve (12) month period ended December 31, 1999 (the "1999 Shortfall") at the rate of one dollar ($1.00) of 2000 Excess for each fifty cents ($0.50) of 1999 Shortfall. The amount payable by the Shareholders to TBA hereunder, if any, shall be paid by the Shareholders to TBA at the option of the Shareholders (a) in cash by wire transfer of immediately available funds, or (b) by the delivery to TBA of TBA Common Stock held by TBA pursuant to the Pledge Agreement. The payment of the Purchase Price Adjustment shall be made not later than the later of (x) March 31, 2001 or (y) ten (10) business days after any Dispute is resolved. The obligation of the Shareholders pursuant to this Section 2.3 shall be secured by a pledge of the shares of TBA Common Stock to be issued to the Shareholders pursuant to Section 2.2(a) pursuant to a pledge agreement (the "Pledge Agreement") substantially in the form attached hereto as Exhibit A. Notwithstanding any other provisions of this Section 2.3, the Shareholders shall have no liability to TBA pursuant to this Section 2.3 in excess of the value of the TBA Common Stock issued to the Shareholders pursuant to Section 2.2(a) and then held by TBA pursuant to the Pledge Agreement

        (the "Remaining TBA Stock"), and upon delivery of the Remaining TBA Stock (or release thereof in accordance with the Pledge Agreement), the Shareholders shall have no further liability to TBA pursuant to this
        Section 2.3, whether or not the value of the Remaining TBA Stock is less than the Purchase Price Adjustment. For purposes of this Section 2.3, the value of such TBA Common Stock shall be the average of the closing sales price of TBA Common Stock reported by the Nasdaq Stock Market for each of the five (5) consecutive trading days ending five (5) business days preceding the date the payment, if any, is due hereunder from the Shareholders to TBA. TBA shall provide to the Acquired Companies such assistance as it may, in its reasonable discretion, determine to be advisable to enable the Acquired Companies to achieve the 1999 Target Earnings and the 2000 Target Earnings. Net Pretax Income as calculated for purposes of this Section 2.3 shall also be increased by any amount received or which may be received by TBA, the Acquired Companies or any of their Affiliates pursuant to Section 8.1 of this Agreement, to the extent that Net Pretax Income includes a corresponding deduction for such amount.

                (c) TBA shall provide to the Shareholders all relevant information used to determine the Net Pretax Income amounts not later than February 15, 2001 and shall provide the Shareholders access to the books and records of the Acquired Companies. If TBA and the Shareholders cannot reach an agreement on Net Pretax Income for any period, all disagreements (a "Dispute") shall be resolved by arbitration to be held in Indianapolis, Indiana. All Disputes shall be presented to an arbitrator selected by mutual agreement of TBA and the Shareholders from impartial arbitrators designated by the American Arbitration Association who are familiar with matters similar to the Dispute. The decision of the arbitrator shall be binding on TBA and the Shareholders. The expenses of such arbitration shall be allocated by the arbitrator.

                (d) Prior to December 31, 2000, unless consented to by Karin Glass in writing, the Acquired Companies shall not undertake any project, event or activity which, after deducting all applicable costs and expenses associated with such project, event or activity, is reasonably expected to cause the Acquired Companies to incur a pretax loss with respect to such project, event or activity for calendar years 1999 or 2000.

        SECTION 2.4 REGISTRATION RIGHTS. The Shareholders and TBA shall execute a Registration Rights Agreement (herein so called) in the form attached hereto as Exhibit B with respect to the shares of TBA Common Stock issued to the Shareholders pursuant to Section 2.2(a) and the Shareholders shall have the registration and other rights provided in such Registration Rights Agreement, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and agree that the execution and delivery of the Registration Rights Agreement is intended to provide the Shareholders with flexibility in liquidating their investment in TBA Common Stock and does not evidence any present intention to dispose of such investment.

        SECTION 2.5 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Ice Miller Donadio & Ryan, Indianapolis, Indiana simultaneously with the execution of this Agreement (the "Closing Date").

        SECTION 2.6 FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to vest TBA with full right, title and possession and all rights, privileges and immunities with respect to any or all of the Shares, the Shareholders shall take all such action. After the Closing, all parties to this Agreement will take such action as is reasonably requested by any other party hereto to carry out the purposes of this Agreement.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF TBA

        TBA hereby represents and warrants to the Acquired Companies and the Shareholders as follows:

        SECTION 3.1 ORGANIZATION AND QUALIFICATION. TBA has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

        SECTION 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. TBA has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by TBA and the consummation by TBA of the transactions contemplated hereby have been duly authorized by the Board of Directors of TBA, and no other corporate proceedings on the part of TBA are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA, the performance by TBA of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any Lien upon any properties, assets or business of TBA under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA is a party or by which TBA or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than filings under the Securities Act, if any, necessary to perfect an exemption from registration under the Securities Act, filings made with the National Association of Securities Dealers, Inc. to list the shares of TBA Common Stock to be issued in connection with the Acquisition in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of TBA for the consummation by TBA of the transactions contemplated by this Agreement.

        SECTION 3.3 TBA COMMON STOCK AND TBA SEC DOCUMENTS. The TBA Common Stock is listed for trading on the National Market System of The Nasdaq Stock Market. The shares of TBA Common Stock to be issued by TBA at the Closing have been duly authorized for such issuance and, when issued and delivered by TBA in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of such shares under this Agreement is not subject to any preemptive or similar rights. TBA has furnished the Acquired Companies and the Shareholders with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TBA with the SEC since January 1, 1998 (the "TBA SEC Documents"), which are all the documents (other than preliminary materials) that TBA was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its date, each TBA SEC Document was in compliance, in all material respects, with the requirements of its form. None of the TBA SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of TBA included in the TBA SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of TBA as and at the dates thereof and the results of its operations and cash flows for the periods then ended.

        SECTION 3.4 CERTAIN CORPORATE MATTERS. TBA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its Subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. TBA has delivered to the Acquired Companies and the Shareholders true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and board of directors of TBA are accurate and complete in all material respects. All material corporate actions taken by TBA since its date of incorporation have been duly authorized and/or subsequently ratified, as necessary. TBA is not in default under or in violation of any material provision of its charter or bylaws.

        SECTION 3.5 BROKER'S FEES. Neither TBA nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

        SECTION 3.6 ABSENCE OF CERTAIN CHANGES. Since January 1, 1998, there has not been any material adverse change in the business, assets, results of operations, condition (financial or otherwise), or prospects of TBA and its Subsidiaries considered as a whole.

        SECTION 3.7 NO RELIANCE. In determining to enter into this Agreement and consummate the transactions contemplated herein, TBA has not relied on any information or materials other than (a) the representations and warranties of the Shareholders set forth in Article 4 of this Agreement, and (b) the schedules related to such representations and warranties.

        SECTION 3.8 NO ACTIONS PENDING. There are no actions, suits or proceedings pending or, to the Knowledge of TBA, threatened, and to the Knowledge of TBA, there are no investigations pending or threatened, which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, by or before any court, arbitrator or administrative or governmental body.

        SECTION 3.9 INVESTMENT INTENT. TBA is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. TBA will not sell or otherwise dispose of any shares in a manner which would require registration under the Securities Act or any applicable blue sky law unless such registrations are effected.

        SECTION 3.10 INFORMATION. TBA has had an opportunity to ask questions of, and receive answers from, the Shareholders concerning the Shares, and the operations, financial condition and prospects of the Acquired Companies.

        SECTION 3.11 SOPHISTICATION OF TBA. TBA has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

        SECTION 3.12 ACCREDITED INVESTOR. TBA is an "accredited investor" as that term is defined in regulations promulgated by the SEC.

        SECTION 3.13 NO KNOWLEDGE OF BREACH. Neither TBA nor any of its employees, agents or Affiliates is aware of any breach by the Shareholders of any of the representations and warranties of the Shareholders as set forth in
Article 4 of this Agreement.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder represents and warrants, jointly and severally, to TBA as follows:

        SECTION 4.1 AUTHORIZATION, ETC. Each Acquired Company has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by each Acquired Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of such Acquired Company. This Agreement is a legal, valid and binding obligation of each Shareholder and each Acquired Company, enforceable against each Shareholder and each Acquired Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

        SECTION 4.2 ORGANIZATION, STATUS, CAPITALIZATION ETC.

                (a) Each Acquired Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, as set forth in Schedule 4.2(a), with full power and authority to carry on the business in which it is engaged and to own or lease and to operate its properties as such properties are owned, leased or operated.

                (b)     [Intentionally Deleted]

                (c) Each Acquired Company has delivered to TBA complete and correct copies of its Articles of Incorporation and Bylaws or other organizational documents, in each case, as amended and in effect on the date hereof. No Acquired Company is in violation of any of the provisions of its Articles of Incorporation and Bylaws or other organizational documents. The minute books containing the records of meetings of the shareholders and Board of Directors of each Acquired Company, the stock certificate books and the stock record books of each Acquired Company are complete and correct in all material respects. The stock record books and the shareholder lists of each Acquired Company which the Shareholders have previously furnished to TBA are complete and correct in all respects and accurately reflect the record and beneficial ownership of all of the outstanding shares of the Acquired Companies' capital stock and all other outstanding securities issued by any Acquired Company. All material corporate actions taken by the Acquired Companies since incorporation have been duly authorized and/or subsequently ratified as necessary.

                (d) KGA has an authorized capitalization consisting of 1,000 shares of common stock, no par value per share, of which 500 shares are issued and outstanding. Ink has an authorized capitalization consisting of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. K Corp. has an authorized capitalization consisting of 1,000,000 shares of common stock, no par value per share, of which 95 shares are issued and outstanding. All of the issued and outstanding shares of each of KGA, Ink and K Corp. have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance or transfer by such Acquired Company of additional shares of its capital stock and no Acquired Company has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, contracts, arrangements or commitments based upon the book value, income or other attribute of any Acquired Company. There are no voting trusts or any other agreements or understandings with respect to the voting of any Acquired Company's capital stock. Upon consummation of the Acquisition, TBA will own the entire equity interest in each Acquired Company and no Acquired Company will have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Shareholders are the only holders of capital stock of the Acquired Companies. All capital stock, options, warrants and other securities issued by any Acquired Company were issued in compliance, in all respects, with all applicable federal and state securities laws.

                (e) No Acquired Company owns nor is obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

        SECTION 4.3 NO CONFLICTS, ETC. The execution, delivery and performance by each Acquired Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not in any material respect conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to such Acquired Company or any Affiliate of such Acquired Company or any of the properties or assets of such Acquired Company, (ii) the Articles of Incorporation or other organizational documents of such Acquired Company or
(iii) any material Contract or other material contract, agreement or other instrument to which such Acquired Company or any Affiliate of such Acquired Company is a party or by which such Acquired Company or any of its properties or assets, may be bound or affected. To the Knowledge of the Shareholders, except as set forth on Schedule 4.3, no Governmental Approval or other Consent is required to be obtained or made by any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 4.4 FINANCIAL STATEMENTS. Financial statements of each Acquired Company as at and for the period ended December 31, 1998 (the "Financial Statements Date") including a balance sheet and statement of income and retained earnings are attached hereto as Schedule 4.4 (collectively the "Financial Statements"). The Financial Statements have been generated based on the accounting systems of the respective Acquired Companies and reflect all of the transactions which have been entered into such systems. Since December 31, 1997, there have been no changes in any Acquired Company's method of accounting for tax purposes. The financial condition of the Acquired Companies on the Closing Date shall not be materially different from the Acquired Companies' financial condition as set forth in the Financial Statements.

        SECTION 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Acquired Company has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the business of the Acquired Companies, except (a) as set forth in Schedule 4.5, (b) as and to the extent disclosed or reserved against in the Financial Statements and (c) for liabilities and obligations that were incurred after the Financial Statements Date in the ordinary course of business consistent with prior practice. No employee of any Acquired Company is now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed in the Financial Statements. Except as set forth on Schedule 4.5, no Acquired Company is indebted, directly or indirectly, to any person who is an officer, director or shareholder of any Acquired Company or any Affiliate of any such Person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or Affiliate is indebted to any Acquired Company, except for advances made to employees of the Acquired Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

        SECTION 4.6 TAX RETURNS AND AUDITS.

                (a)     The taxable year of each Acquired Company ends December
        31. Except as set forth on Schedule 4.6, each Acquired Company has duly and timely filed or caused to be filed all Tax Returns required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all Taxes. Except as set forth on Schedule 4.6, such Tax Returns are correct in all material respects, and no Acquired Company is required to pay any other Taxes for such periods except as shown in such Tax Returns. The income tax returns filed by each Acquired Company have not been, and are not being, to the Knowledge of the Shareholders, examined by the Internal Revenue Service or other applicable taxing authorities for any period. Except as set forth on
        Schedule 4.6, all Taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except as set forth on Schedule 4.6, except for amounts not yet due and payable, all Tax liabilities to which the properties of any Acquired Company may be subject have been paid and discharged. There are no Tax liens (other than liens for Taxes which are not yet due and payable) on any of the property of any Acquired Company, nor are there any pending or threatened examinations or Tax claims asserted. No Acquired Company has granted any extensions of limitation periods applicable to Tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. To the Knowledge of the Shareholders, except in jurisdictions in which any Acquired Company voluntarily files Tax

        Returns, no claim has ever been made by a taxing authority that any Acquired Company is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other Tax Returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company since January 1, 1994, have been made available to TBA. No Acquired Company is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. No Acquired Company is a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. No Acquired Company has ever been a member of an "affiliated group," as defined in Section 1504(a) of the Code. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. No Acquired Company is a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of any Acquired Company is a foreign person within the meaning of Section 1445(b)(2) of the Code. No Acquired Company has made any tax elections under any section of the Code (other than its election to be taxed as an "S" corporation under Section 1362), including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor thereof). None of the assets and properties of any Acquired Company is an asset or property that TBA or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of
        Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to any Acquired Company or any assets thereof. No Acquired Company has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of any Acquired Company, no Acquired Company has any applications pending with any taxing authority requesting permission for any changes in any accounting method of any Acquired Company, and the IRS has not proposed any such adjustment or change in accounting method therefor. Except as set forth on Schedule 4.6, no Acquired Company has been or is in violation (or with notice or lapse of time or both, would be in violation) of any Applicable Law relating to the payment or withholding of Taxes. Except as set forth on
        Schedule 4.6, each Acquired Company has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                (b) Each Acquired Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since their respective dates of incorporation, and each Acquired Company will be an S corporation up to and including the day before the Closing Date. Except as set forth in Schedule 4.6, no Acquired Company would be liable for any tax under Code Section 1374 if its assets were sold for their fair market value as of January 1, 1999.

        SECTION 4.7 ABSENCE OF CHANGES. Except as set forth in Schedule 4.7, since the Financial Statements Date, the Acquired Companies have conducted their respective businesses only in the ordinary course consistent with prior practice and no Acquired Company has, on behalf of, in connection with or relating to its business:

                (a)     suffered any Material Adverse Effect;

                (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice; none of which liabilities in any case or in the aggregate, could have a Material Adverse Effect;

                (c) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

                (d) mortgaged, pledged or subjected to Lien, any material property, business or assets, tangible or intangible;

                (e) sold, transferred, leased to others or otherwise disposed of any material assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

                (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified in any material respect any existing rights with respect thereto;

                (h) other than in the ordinary course of business as disclosed on Schedule 4.7, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, declared or paid a dividend or otherwise made or agreed to make any distribution with respect to the outstanding stock of any Acquired Company or any redemption, purchase or other acquisition of any such stock, or paid or agreed or orally promised to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of such Acquired Company;

                (i) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any change in its relations with its employees, agents, customers or suppliers which has had a Material Adverse Effect;

                (j) made any capital expenditures or capital additions or improvements in excess of $10,000;

                (k) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $10,000;

                (l) made or authorized any changes to the articles of incorporation or bylaws of any Acquired Company;

                (m) entered into any transaction, contract or commitment other than in the ordinary course of business; or

                (n) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

        SECTION 4.8 LITIGATION. Except as set forth on Schedule 4.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of the Shareholders, threatened against or relating to any Acquired Company or against or relating to the transactions contemplated by this Agreement, and the Shareholders have no Knowledge of any basis for the same. None of the actions, suits, proceedings or investigations set forth on Schedule 4.8 could result in a Material Adverse Effect. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting any Acquired Company or to which any Acquired Company is a party.

        SECTION 4.9 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND CONSENTS; GOVERNMENTAL CONTRACTS.

                (a) Except as disclosed in Schedule 4.9(a), to the Knowledge of the Shareholders, each Acquired Company has complied in all material respects with all Applicable Laws, and no Acquired Company has received any notice alleging any such conflict, violation, breach or default.

                (b) To the Knowledge of the Shareholders, Schedule 4.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the business of the Acquired Companies. Except as set forth in Schedule 4.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and each Acquired Company is in material compliance with each of such Governmental Approvals and Consents held by it.

                (c) Schedule 4.9(c) sets forth all Contracts with any Governmental Authority.

                (d) To the Knowledge of the Shareholders, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of any Acquired Company and which might adversely affect the properties, assets, liabilities, operations or prospects of any Acquired Company, either before or after the Closing Date.

                (e) To the Knowledge of the Shareholders, none of the Shareholders or the Acquired Companies, nor any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of the Shareholders or the Acquired Companies, has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any Applicable Law, rule or regulation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, or (iv) to pay for any lobbying or similar services or
        (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

        SECTION 4.10 TANGIBLE PROPERTY. Each Acquired Company has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges except for Permitted Liens. Each building, fixture, machine and piece of equipment owned or used by any Acquired Company is in good operating condition and repair, subject to normal wear and tear, and, to the Knowledge of the Shareholders, is in compliance with all zoning, building and fire codes in all material respects. Each Acquired Company owns or leases or is under valid lease of all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

        SECTION 4.11 CONTRACTS.

                (a) Schedule 4.11(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below to which any Acquired Company is a party or by which it is bound (the "Contracts"):

                        (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to any real or personal property;

                        (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                        (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                        (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                        (v)     brokerage or finder's agreements;

                        (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                        (vii) asset purchase agreements and other acquisition or divestiture agreements (other than sales of inventory in the ordinary course of business) or agreements involving continuing indemnity or other obligations;

                        (viii) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $25,000;

                        (ix) contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $25,000 per annum or $50,000 in the aggregate;

                        (x) sales agency, manufacturer's representative, licensing, marketing or distributorship agreements;

                        (xi) contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of any Acquired Company; and

                        (xii) any other contracts, agreements or commitments not entered into in the ordinary course of business.

                (b) The Acquired Companies have delivered or made available to TBA complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in
        Schedule 4.11(a).

                (c) To the Knowledge of the Shareholders, all Contracts are in full force and effect and enforceable against each party thereto. To the Knowledge of the Shareholders, there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any Acquired Company or, to the Knowledge of the Shareholders, any other party thereto except as set forth in Schedule 4.11(c) and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) has not and will not materially impair the ability of any Acquired Company to perform its obligations under this Agreement. Except as set forth in
        Schedule 4.11(c), to the Knowledge of the Shareholders, no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                (d)     No Acquired Company has outstanding powers of attorney.

        SECTION 4.12 TERRITORIAL RESTRICTIONS. No Acquired Company is restricted by any written agreement or understanding with any other Person from carrying on its business anywhere in the world.

        SECTION 4.13 INVENTORIES. Except as provided on Schedule 4.13, all Inventories are of good, usable and merchantable quality in all material respects and do not include obsolete or discontinued items. Schedule 4.13 lists the locations of all Inventories.

        SECTION 4.14 CUSTOMERS. Schedule 4.14 sets forth the names and addresses of all customers of the Acquired Companies that ordered goods and services from the Acquired Companies with an aggregate value for each such customer of $25,000 or more since January 1, 1998. Except as set forth on Schedule 4.14, no Acquired Company has received any written notice that any significant customer of any Acquired Company (i) has ceased, or will cease, to use the products, goods or services of any Acquired Company, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of any Acquired Company or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any Acquired Company, including in each case after the consummation of the transactions contemplated hereby. To the Knowledge of the Shareholders, no customer of any Acquired Company described in the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

        SECTION 4.15 SUPPLIERS. Schedule 4.15 sets forth the names and addresses of all suppliers from which any Acquired Company ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more since January 1, 1998. Except as set forth on Schedule 4.15, no Acquired Company has received any written notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to TBA at any time after the Closing Date on terms and conditions similar in all material respects to those used in its current sales to the Acquired Companies, subject to general and customary price increases. To the Knowledge of the Shareholders, no supplier of any Acquired Company described in the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

        SECTION 4.16 PRODUCT WARRANTIES. Except as set forth in Schedule 4.16 and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of any Acquired Company and (b) there are no pending or threatened claims with respect to any such warranty, and, to the Knowledge of the Shareholders, no Acquired Company has any liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

        SECTION 4.17 INTELLECTUAL PROPERTY.

                (a) TITLE. Schedule 4.17(a) contains a complete and correct list of all Intellectual Property that is owned by any Acquired Company, including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of such Acquired Company and restrictions or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (the "Owned Intellectual Property") other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the business of the Acquired Companies. To the Knowledge of the Shareholders, each Acquired Company owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property necessary to conduct and operate the business as now being conducted by the Acquired Companies.

                (b) TRANSFER. To the Knowledge of the Shareholders, immediately after the Closing Date, the Acquired Companies will continue to own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any

        Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing Date.

                (c) NO INFRINGEMENT. To the Knowledge of the Shareholders, the Owned Intellectual Property does not infringe or otherwise conflict with any rights of any Person in the United States in respect of any Intellectual Property. To the Knowledge of the Shareholders, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

                (d) LICENSING ARRANGEMENTS. Schedule 4.17(d) sets forth all agreements (i) pursuant to which any Acquired Company has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which any Acquired Company has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 4.17(d) (x) are, to the Knowledge of the Shareholders, in full force and effect in accordance with their terms, and no default exists thereunder by any Acquired Company, or to the Knowledge of the Shareholders, by any other party thereto, (y) are free and clear of all Liens, except Permitted Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The Acquired Companies have delivered or made available to TBA true and complete copies of all written licenses and arrangements (including amendments) set forth on Schedule 4.17(d). To the Knowledge of the Shareholders, all royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, any Acquired Company in respect of any Intellectual Property are set forth on
        Schedule 4.17(d).

                (e) NO INTELLECTUAL PROPERTY LITIGATION. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of the Shareholders, threatened, which (i) challenges the rights of any Acquired Company in respect of any Owned Intellectual Property, (ii) asserts that any Acquired Company is infringing or otherwise in conflict with, or is, except as set forth in
        Schedule 4.17(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property Asset in the United States, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 4.17(d). None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five (5) years, whether or not resolved in favor of the Acquired Companies.

                (f) USE OF NAMES AND MARKS. Except as set forth in Schedule 4.17(g), there are, to the Knowledge of the Shareholders, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental

        Authority on TBA's right to use the names "Karin Glass & Associates," "KGA" or "Ink Up" and any marks associated with such names, in the conduct of the business as presently carried on by the Acquired Companies.

        SECTION 4.18 INSURANCE. Schedule 4.18 contains a complete and correct list and summary description of all insurance policies maintained by the Acquired Companies. The Acquired Companies have delivered or made available to TBA complete and correct copies of all such policies together with all riders and amendments thereto. To the Knowledge of the Shareholders, such policies are in full force and effect, and all premiums due thereon have been paid. The Acquired Companies have complied in all material respects with the terms and provisions of such policies. Schedule 4.18 sets out all claims made by any Acquired Company under any policy of insurance during the past two years.

        SECTION 4.19  REAL PROPERTY.

                (a) OWNED REAL PROPERTY. None of the Acquired Companies owns any real property.

                (b) LEASES. Schedule 4.19(b) contains a complete and correct list of (i) all Leases setting forth the address, landlord and tenant for each Lease and (ii) all Other Leases, setting forth the address, landlord and tenant for each Other Lease. The Acquired Companies have delivered or made available to TBA correct and complete copies of the Leases and the Other Leases. To the Knowledge of the Shareholders, each Lease and Other Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. No Acquired Company nor, to the Knowledge of the Shareholders, any other party, is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Each Acquired Company has good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. Each Acquired Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

                (c) FEE AND LEASEHOLD INTERESTS, ETC. The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the business as conducted by the Acquired Companies.

                (d) NO PROCEEDINGS. There are no eminent domain or other similar proceedings pending or, to the Knowledge of the Shareholders, threatened, affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

                (e) CURRENT USE. The use and operation of the Real Property by the Acquired Companies does not violate in any material respect any instrument of record or agreement affecting the Real Property. To the Knowledge of the Shareholders, there is no material violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property since January 1, 1998 that would, individually or in the aggregate, have a Material Adverse Effect.

                (f) COMPLIANCE WITH REAL PROPERTY LAWS. To the Knowledge of the Shareholders, the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the "Real Property Laws"), and no Acquired Company has received any notice of violation or claimed violation of any Real Property Law. To the Knowledge of the Shareholders, no current use by any Acquired Company of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets.

        SECTION 4.20 ENVIRONMENTAL MATTERS.

                (a) PERMITS. To the Knowledge of the Shareholders, no Environmental Permits are necessary to the business of the Acquired Companies. No Acquired Company has been notified in writing by any relevant Governmental Authority that any Environmental Permit will be necessary to the business of the Acquired Companies.

                (b) NO VIOLATIONS. To the Knowledge of the Shareholders, each Acquired Company has complied and is in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property (and the use, ownership or transferability thereof). No Person has alleged any violation by any Acquired Company of any Environmental Permits or any applicable Environmental Law relating to the use, ownership or transferability of the Real Property.

                (c) NO ACTIONS. Except as set forth in Schedule 4.20(c), to the Knowledge of the Shareholders, no Acquired Company has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about any Real Property or other properties or assets owned, leased or used by any Acquired Company held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Acquired Companies, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances, except for any such liabilities and obligations that, individually and in the aggregate, are not material to the business of the Acquired Companies and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

                (d) OTHER. Except as set forth in Schedule 4.20(d), to the Knowledge of the Shareholders:

                        (i) None of the current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of any Acquired Company is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances.

                        (ii) No Acquired Company is subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which TBA or any Acquired Company may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Substance.

                        (iii) None of the Real Property is, and no Acquired Company has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to Real Property to any location that is listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

                        (iv) No work, repair, construction or capital expenditure is required or planned pursuant to or to comply with any Environmental Law, nor has any Acquired Company received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the business of the Acquired Companies and is in the ordinary course of business.

                (e) FULL DISCLOSURE. The Acquired Companies have made available to TBA all information, including without limitation all studies, analyses and test results, in the possession, custody or control of the Acquired Companies and their Affiliates relating to (i) the environmental conditions on, under or about the Real Property, and
        (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Acquired Company or any other Person at any time on any Real Property, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the business of the Acquired Companies.

        SECTION 4.21 EMPLOYEES, LABOR MATTERS, ETC. The Acquired Companies have listed in Schedule 4.21 and have furnished to TBA true and complete copies of:
(a) any written employment agreements with officers and directors of any Acquired Company; and (b) any written employment agreements with its employees which by their terms may not be terminated by the Acquired

Company at will or which grants severance payments. No Acquired Company has entered into any similar oral employment agreements. Except as set forth in
Schedule 4.21, no Acquired Company is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Shareholders, attempting to represent any employees employed by any Acquired Company. Since January 1, 1997 there has not occurred or, to the knowledge of the Shareholders and the Acquired Companies, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by any Acquired Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Shareholders and the Acquired Companies, threatened with respect to any employee of any Acquired Company. To the Knowledge of the Shareholders, the Acquired Companies have complied with all provisions of Applicable Law pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of TBA or the Acquired Companies, and has not had or resulted in, and will not have or result in, a Material Adverse Effect. To the Shareholders' Knowledge, no key employee or group of employees has any plans to terminate employment with any Acquired Company. Except as set forth on Schedule 4.21, there are no loans or other obligations payable or owing by any Acquired Company to any shareholder, officer, director or employee of any Acquired Company (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to any Acquired Company or any guarantees by any Acquired Company of any loan or obligation of any nature to which any such person is a party.

        SECTION 4.22 EMPLOYEE BENEFIT PLANS AND RELATED MATTERS.

                (a) EMPLOYEE BENEFIT PLANS. Schedule 4.22(a) sets forth a true and complete list of each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed by the Acquired Companies or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any Acquired Company or any other trade or business, whether or not incorporated, which, together with such Acquired Company is or would have been at any date of determination occurring within the preceding six years treated as a single employer under Section 414 of the Code (such other trades and businesses collectively, the "Related Persons"), or to which such Acquired Company or any Related Person contributes or is or has been obligated or required to contribute or with respect to which any Acquired Company may have any liability or obligation (individually, a "Plan" and collectively, the "Plans"). With respect to each such Plan, the Acquired Companies have provided TBA complete and correct copies of: all written Plans; descriptions of all unwritten Plans; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document. No Acquired Company has communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement. No Acquired Company contributes or has any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and no Acquired Company has actual or potential liability under
        Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan.

                (b) QUALIFICATION. To the Knowledge of the Shareholders, each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under
        Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

                (c)     COMPLIANCE; LIABILITY. To the Knowledge of the
        Shareholders:

                        (i)     No Plan is subject to Section 412 of the Code or
                Section 302 or Title IV of ERISA.

                        (ii) No liability has been or is expected to be incurred by any Acquired Company or any Related Person (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing Date, become or remain a liability of any Acquired Company or become a liability of TBA or of any employee benefit plan established or contributed to by TBA and, to the knowledge of the Shareholders and the Acquired Companies, no event, transaction or condition has occurred or exists that could result in any such liability to any Acquired Company or, following the Closing Date, TBA.

                        (iii) Each of the Plans has been operated and administered in all respects in compliance with all Applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of any Acquired Company, or, following the Closing Date, TBA, and has not had or resulted in, and will not have or result in, a Material Adverse Effect. There are no material pending or, to the knowledge of the Shareholders and the Acquired Companies threatened, claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

                        (iv) All contributions required to have been made by each Acquired Company and each Related Person to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the earliest time prescribed by any such Plan, agreement or Applicable Law.

                        (v) No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Plan or arrangements or any related trusts. None of such Plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of the Acquired Companies is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. None of the Acquired Companies, their respective directors, officers and employees, nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject any Acquired Company or its directors, officers and employees to liability under ERISA or any Applicable Law.

        SECTION 4.23 NO GUARANTEES. Except for guarantees by Karin Glass and/or Kenneth Glass (the "Glass Guaranties"), none of the obligations or liabilities of the Acquired Companies incurred in connection with the operation of the business of the Acquired Companies is guaranteed by or subject to a similar contingent obligation of any other Person. No Acquired Company has guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company or any of its Affiliates in connection with the business of the Acquired Companies.

        SECTION 4.24 RECORDS. The books of account of each Acquired Company are sufficient to prepare the Financial Statements in accordance with GAAP, and if not so sufficient, shall be converted at the expense of the Shareholders by an outside accountant chosen by the Shareholders so as to be sufficient.

        SECTION 4.25 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Shareholders, the Acquired Companies or their Affiliates in such manner as to give rise to any valid claim against any Acquired Company, TBA or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Acquired Companies or their Affiliates upon consummation of the transactions contemplated hereby.

        SECTION 4.26 RECEIVABLES. All notes payable to and accounts receivable of the Acquired Companies as stated in the Financial Statements are properly reflected in all material respects on their respective books and records and, to the Knowledge of the Shareholders, are valid receivables subject to no setoffs or counterclaims. All of the Acquired Companies' receivables (including accounts receivable, loans receivable and advances) which are reflected in the Financial Statements, and all such receivables which will have arisen since the Financial Statements Date, shall have arisen only from bona fide transactions in the ordinary course of business. Schedule 4.26 lists as of December 31, 1998 all receivables of the Acquired Companies in excess of $10,000, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of the Acquired Companies for the repayment of such receivable which the Acquired Companies purport to have. The Acquired Companies have delivered to TBA complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor ("Security"). The Acquired Companies have valid and perfected security interests in such Security (to the extent such priority may be obtained under applicable law by possession of such Security or the filing of financing statements or similar documents with respect thereto).

        SECTION 4.27 CERTAIN BUSINESS RELATIONSHIPS. Except as set forth on
Schedule 4.27, to the Knowledge of the Shareholders, none of the present or former shareholders, directors, officers or employees of any Acquired Company owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with any Acquired Company, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of the Acquired Companies.

        SECTION 4.28  INVESTMENT REPRESENTATIONS.

                (a) Each of the Shareholders is acquiring the shares of TBA Common Stock issued pursuant to this Agreement for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling her, his or its shares.

                (b) Each of the Shareholders has reviewed the representations concerning TBA contained in this Agreement and has made or has had the opportunity to make inquiry concerning TBA. Each of the Shareholders has sufficient knowledge and experience so as to be able to evaluate the risks and merits of her or his investment in TBA, and each of the Shareholders is able financially to bear the risks thereof. The Shareholders are entering into the transactions contemplated herein based on her or his own assessment of the merits and risks, upon her or his own experience as an officer and/or shareholder of the Acquired Companies, and upon the representations and warranties of TBA in Article 3 of this Agreement, and are not relying on any business plan, projections, valuations or other financial information provided to the Shareholders by TBA (other than the TBA SEC Documents). Each of the Shareholders further acknowledge and agree that TBA (i) has made no assurances of any nature whatsoever regarding the future operations of TBA and/or its Affiliates, including, without limitation, the Acquired Companies subsequent to the Closing Date, and (ii) has made no guarantees as to the profitability of an investment therein.

                (c) Each of the Shareholders understand that the certificates of TBA Common Stock to be issued pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE 'ACT') OR ANY OTHER SECURITIES STATUTE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION WOULD NOT VIOLATE OR REQUIRE REGISTRATION UNDER THE ACT OR ANY OTHER SECURITIES STATUTE."

        SECTION 4.29 LIMITATION OF REPRESENTATIONS. Notwithstanding any other provision of this Agreement or otherwise, the Shareholders shall not be deemed to have made any representation or warranty other than those expressly made in Sections 4.1 through 4.28 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranty made by the Shareholders in Sections 4.1 through 4.28 hereof, the Shareholders make no representation and warranty to TBA with respect to:

                        (i) any oral or written projections, estimates, budgets or statements heretofore delivered to or made available to TBA of future revenues, expenses or expenditures, results of operations, profitability, cash flows, budgets, prospects, financial condition, market conditions or new developments; or

                        (ii) any other oral or written information or documents of any kind made available to TBA or its counsel, accountants or advisers with respect to the Acquired Companies, except as expressly covered by a representation or warranty contained in Sections 4.1 through 4.28 hereof.

                                    ARTICLE 5

                             [INTENTIONALLY DELETED]

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

        SECTION 6.1 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

        SECTION 6.2 PRESS RELEASES. The Shareholders and TBA shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.2 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

        SECTION 6.3 EMPLOYEE MATTERS. TBA and the Acquired Companies agree that all employees of the Acquired Companies immediately prior to the Closing shall be employed by the Acquired Companies immediately after the Closing at such level of pay which is mutually agreed upon between each employee, the Shareholders and TBA, it being understood that TBA shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. To the maximum extent permitted by Applicable Law and the applicable plan or benefit arrangement of TBA, TBA agrees to treat employment with the Acquired Companies as past service for all employee benefit plans of TBA in which any employees of the Acquired Companies on the Closing Date may participate.

        SECTION 6.4 TAX MATTERS. From and after the Closing, TBA, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by either of them of any Tax Returns, elections, consents or certificates required to be prepared and filed by such parties or (2) in connection with any audit or proceeding relating to taxes relating to the assets of the Acquired Companies. TBA agrees to retain all books and records with respect to tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, that is inconsistent with the provisions of this Agreement. In addition, as custodian of the books and records of the Acquired Companies as of the Closing Date, TBA, or its authorized representatives, shall be responsible for closing such books and records as of the Closing Date for state and federal income tax and financial reporting purposes. TBA and the Shareholders shall cooperate fully with each other in connection with such closing and TBA shall make available to the Shareholders all financial and income tax data, statements, reports and information relating to such closing of the books and records as of the Closing Date.

        SECTION 6.5 SECTION 338(h)(10) ELECTION. TBA and the Shareholders shall jointly elect to treat the Acquisition as a "qualified stock purchase" within the meaning of Section 338 of the Code and shall timely prepare and file with the Internal Revenue Service a Section 338(h)(10) election on Form 8023. TBA indemnifies the Shareholders for the amount by which the Shareholders' combined state and federal income tax liability arising as a result of the sale of the Shares in accordance with the Section 338(h)(10) election exceeds the combined state and federal income tax liability the Shareholders would have incurred had TBA and the Shareholders not filed the Section 338(h)(10) election. Any payment due by TBA to the Shareholders hereunder shall be paid within thirty (30) days following the agreement of the parties hereto as to the amount of indemnification payment payable hereunder. Should the parties disagree with respect to such calculation, such dispute shall be resolved in accordance with the arbitration procedures set forth in Section 8.1(d)(iii).

        SECTION 6.6 ADJUSTMENTS TO ELIMINATE DEBT AND TRANSFER INVENTORY. The Shareholders shall take or cause to be taken any and all action necessary (i) to eliminate any indebtedness between any of the Acquired Companies and the Shareholders or their Affiliates, including, without limitation, Great Stuff, Inc., and (ii) to transfer any Inventories of the Acquired Companies from Great Stuff, Inc. to the appropriate Acquired Company, as applicable, prior to the Closing.

        SECTION 6.7 GLASS GUARANTIES. TBA and the Acquired Companies will use reasonable efforts to terminate the Glass Guaranties as soon as reasonably practicable, and TBA will indemnify the Shareholders for any amounts paid by the Shareholders under or with respect to the Glass Guaranties.

        SECTION 6.8 LEASE AGREEMENTS. The Shareholders shall use their reasonable efforts and cooperate with TBA following the Closing to obtain new lease agreements (i) with Rucker Realty with respect to the leasehold space utilized by Ink located at 5277 Emco Drive, Indianapolis, Indiana on such terms and conditions no less favorable than those imposed on Ink immediately prior to Closing under the terms of the existing lease agreement between Ink and Rucker Realty and (ii) with The Glass Family Limited Partnership with respect to the leasehold space utilized by KGA located at 5225 Emco Drive, Indianapolis, Indiana on such terms and conditions no less favorable than those imposed on KGA immediately prior to Closing under the terms of the existing lease agreement between KGA and The Glass Family Limited Partnership.

                                    ARTICLE 7

                                     CLOSING

        SECTION 7.1 CLOSING DELIVERIES BY TBA. At the Closing, TBA shall:

                (a)     Execute and deliver:

                        (i) to the Shareholders, the Pledge Agreement and the Registration Rights Agreement;

                        (ii) to Karin Glass, an employment agreement (the "Employment Agreement") in substantially the form of Exhibit C attached hereto.

                (b) Issue and deliver, or cause to be issued and delivered, to the Shareholders the Common Stock Portion.

                (c) Pay to the Shareholders the Cash Portion in accordance with Section 2.2(b).

                (d)     Deliver to the Shareholders:

                        (i) certified copies of the resolutions duly adopted by the board of directors of TBA authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

                        (ii) a good standing certificate for TBA from the Secretary of State of the State of Delaware dated not earlier than ten (10) days prior to the Closing Date; and

                        (iii) a copy of the charter of TBA certified by the Secretary of State of the State of Delaware.

        SECTION 7.2 CLOSING DELIVERIES BY THE SHAREHOLDERS. At the Closing:

                (a) The Shareholders shall execute and deliver to TBA the Registration Rights Agreement and the Pledge Agreement (including the certificates representing the Common Stock Portion accompanied by stock powers executed in blank).

                (b) Karin Glass shall execute and deliver to TBA the Employment Agreement.

                (c) The Shareholders shall deliver to TBA all documents, certificates and agreements necessary to transfer to TBA good and marketable title to the Shares, free and clear of any and all Liens thereon, including without limitation, certificates representing the Shares, duly endorsed for transfer.

                (d) The Shareholders shall provide satisfactory evidence to TBA that the transactions necessary to eliminate debt and transfer Inventories as provided by Section 6.6 have occurred.

                (e)     The Shareholders shall deliver to TBA:

                        (i) certified copies of the resolutions duly adopted by each Acquired Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

                        (ii) good standing or comparable certificates for each Acquired Company from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the business or of such Acquired Company, dated not earlier than ten (10) days prior to the Closing Date;

                        (iii) a copy of each Acquired Company's charter certified by the Secretary of State of the state of its incorporation.

                                    ARTICLE 8

                         INDEMNIFICATION; MISCELLANEOUS

        SECTION 8.1   INDEMNIFICATION.

                (a) BY THE SHAREHOLDERS. Each of the Shareholders covenants and agrees to defend, indemnify and hold harmless TBA and its respective officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "TBA Indemnitees") from and against, and pay or reimburse Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                        (i) any inaccuracy of any representation or warranty made by the Shareholders herein or in connection herewith;

                        (ii) any failure of the Shareholders to perform in any material respect any covenant or agreement hereunder or fulfill in any material respect any other obligation in respect hereof; and

                        (iii) Environmental Liabilities and Costs arising in connection with the storage, use and disposal of chemicals, inks, and emulsions utilized in the business of Ink, prior to the Closing Date.

                Except for inaccuracies in the representations and warranties contained in Sections 4.2, 4.6, 4.20, 4.21 and 4.22, the Shareholders shall not be required to indemnify TBA Indemnitees with respect to any claim for indemnification pursuant to clause (i) of the first sentence of this Section 8.1(a) unless and until the amount of the claims against the Shareholders under such clause exceeds $25,000 individually or $50,000 in the aggregate, at which time the Shareholders shall be required to indemnify TBA Indemnitees for the full amount of all such claims. TBA shall notify the Shareholders in accordance with the provisions of Section 8.1(a) of the aggregate amount of all claims on no less than a quarterly basis. . Furthermore, the Shareholders shall have no liability to TBA pursuant to this Section 8.1(a) in excess of the value of the TBA Common Stock issued to the Shareholders pursuant to
        Section 2.2(a) and held at the time of any claim under this Section 8.1(a) by TBA pursuant to the Pledge Agreement. For purposes of the preceding sentence, the value of such TBA Common Stock shall be the average of the closing sales price of TBA Common Stock reported by the Nasdaq Stock Market for each of the five (5) consecutive trading days ending five (5) business days preceding the date a payment, if any, is due hereunder from the Shareholders to TBA. The obligations of the Shareholders pursuant to this Section 8.1(a) shall be secured by the Pledge Agreement.

                (b) BY TBA. TBA covenants and agrees to defend, indemnify and hold harmless the Shareholders, the Acquired Companies and their officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Acquired Company Indemnitees") from and against any and all Losses resulting from or arising out of:

                        (i) any inaccuracy in any representation or warranty by TBA made or contained in this Agreement or in connection herewith;

                        (ii) any failure of TBA to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect hereof; and

                        (iii) the operation of the Acquired Companies by TBA following the Closing Date, except to the extent such Losses constitute Losses for which the Shareholders are required to indemnify TBA Indemnitees under Section 8.1(a).

                (c) ADJUSTMENTS TO INDEMNIFICATION PAYMENTS. Any payment made by the Shareholders to TBA Indemnitees, on the one hand, or by TBA to the Acquired Company Indemnitees, on the other hand, pursuant to this
        Section 8.1 in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim and (ii) shall be (A) reduced by an amount equal to any Tax benefits attributable to such claim and (B) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Shareholders or by TBA or by any consolidated, combined or unitary group of which TBA or the Shareholders is or are a member. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 8.1 or any other claims against third parties which may be available; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes, with the consent of the Indemnifying Party, such consent not to be unreasonably withheld, that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.

                (d) INDEMNIFICATION PROCEDURES. (i) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, such notice to include reasonable details of the claim (the "Claim Notice"), and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (A) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (C) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of TBA to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand, subject to obtaining the written consent thereto of the Indemnifying Party which consent shall not be unreasonably withheld. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 8.1 and the records of each shall be available to the other with respect to such defense.

                        (ii) In the event any party to this Agreement should have a claim pursuant to this Section 8.1 against any other party to this Agreement which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such party shall send a Claim Notice with respect to such claim to the party from whom indemnification is sought. If the party from whom indemnification is sought does not notify the party requesting indemnification within thirty (30) days of receipt of the Claim Notice that the party from whom indemnification is sought disputes such claim, the amount of such claim will be conclusively deemed a liability of the party from whom indemnification was sought hereunder.

                        (iii) If TBA and the Shareholders cannot reach an agreement with respect to any claim for indemnification under this Article 8 (an "Indemnification Dispute"), such Indemnification Dispute shall be resolved by arbitration. All Indemnification Disputes shall be presented in Indianapolis, Indiana to an arbitrator selected by mutual agreement of TBA and the Shareholders from impartial arbitrators familiar with the nature of the Indemnification Dispute. The decision of the arbitrator shall be binding on TBA and the Shareholders. The expenses of such arbitration shall be allocated by the arbitrator.

                (e) TIME LIMITATION. All claims for indemnification under clause (i) of the first sentence of Section 8.1(a) or clause (i) of the first sentence of Section 8.1(b) must be asserted within thirty (30) days after the termination of the survival period set forth in Section 8.2, and all claims under clause (ii) or (iii) of the first sentence of
        Section 8.1(a) must be asserted within the two year period following the date of this Agreement.

                (f) All claims for indemnification to be paid by the Shareholders may be paid at the otpion of the Shareholders either by (i) the payment in cash of such claim by wire transfer, or (b) the release and delivery of shares of TBA Common Stock held by TBA pursuant to the Pledge Agreement; provided that the Shareholders shall have no liability for any indemnification claim in excess of the value of the TBA Common Stock then held by TBA pursuant to the Pledge Agreement. Upon satisfaction of an indemnification claim by the Shareholders pursuant to clause 8.1(f)(i), TBA Common Stock having a value equal to the payment made by the Shareholders shall be released to the Shareholders.

        SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein, for a period of twelve (12) months following the Closing Date.

        SECTION 8.3 SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        SECTION 8.4 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

                (i)     if to TBA:

                        TBA Entertainment Corporation
                        402 Heritage Plantation Way
                        Hickory Valley, Tennessee 38042
                        Attn:   Thomas J. Weaver III
                        Telecopy:  (901) 764-6107

                        with a copy to:

                        Winstead Sechrest & Minick P.C.
                        5400 Renaissance Tower
                        1201 Elm Street
                        Dallas, Texas  75270
                        Attn:  Randall E. Roberts, Esq.
                        Telecopy:  (214) 745-5390

                (ii)    if to the Shareholders:

                        Karin and Kenneth Glass
                        5225 Enco Drive
                        Indianapolis, Indiana  46220
                        Attn:  Karin Glass
                        Telecopy:  (317) 722-4778

                        with a copy to:

                        Ice Miller Donadio & Ryan
                        One American Square
                        Indianapolis, Indiana 46282
                        Attn:   Dean T. Burger
                        Telecopy:  (317) 236-2219

or, in each case, at such other address as may be specified in writing to the other parties hereto.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

        SECTION 8.5 MISCELLANEOUS.

                (a) HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                (b) ENTIRE AGREEMENT. This Agreement (including the Schedules, Annexes and Exhibits hereto), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated December 31, 1998 among TBA, Karin Glass, KGA, Ink and K Corp.

                (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                (d) GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Indiana, without giving effect to the conflict of laws rules thereof. Courts within the State of Indiana will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts.

                (e) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                (f) ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that TBA may assign this Agreement to any Subsidiary or Affiliate of TBA.

                (g)     NO THIRD PARTY BENEFICIARIES. Except as provided in
        Section 8.1 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                (h) AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Shareholders shall not be affected or deemed waived by reason of any investigation made by or on behalf of TBA (including but not limited to by any of its advisors, consultants or representatives), but excluding any breach by any of the Shareholders of any of the representations and warranties in Article 4 to the extent that TBA or any of its employees, agents or Affiliates is aware of such breach) or by reason of the fact that TBA or any of such advisors, consultants or representatives should have known that any such representation or warranty is or might be inaccurate.

                  [Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       TBA ENTERTAINMENT CORPORATION



                                       By: _____________________________________
                                           Thomas J. Weaver III
                                           Chairman and Chief Executive Officer


                                           _____________________________________
                                                    Karin Glass


                                           _____________________________________
                                                    Kenneth Glass


                                       KARIN GLASS & ASSOCIATES, INC.


                                       By: _____________________________________
                                           Karin Glass
                                           President


                                       INK UP, INC.


                                       By: _____________________________________
                                           Kenneth Glass
                                           President


                                       KGA, INC.


                                       By: _____________________________________
                                           Karin Glass
                                           President

                                     ANNEX I

                            LIST OF TBA SEC DOCUMENTS


1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended;

2.      Quarterly Report on Form 10-QSB for the quarterly period ended March 31,
        1998;

3. Current Report on Form 8-K filed May 22, 1998, as amended by Form 8-K/A filed May 26, 1998;

4.      Quarterly Report on Form 10-QSB for the quarterly period ended June 30,
        1998;

5.      Registration Statement on Form S-3 filed August 28, 1998;

6.      Current Report on Form 8-K filed September 1, 1998;

7. Proxy Statement relating to the Annual Meeting of Stockholders to be held on October 27, 1998;

8. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998; and

9.      Current Report on Form 8-K filed January 11, 1999.

                                    EXHIBIT A

                            FORM OF PLEDGE AGREEMENT

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                          FORM OF EMPLOYMENT AGREEMENT